Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2021 RESULTS

●	Fourth quarter comparable store sales growth of 14.5%, full-year increase of 13.3%
●	41% increase in fourth quarter diluted earnings per share, full-year increase of 32%
●	$3.21 billion net cash provided by operating activities in 2021

Springfield, MO, February 9, 2022 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its fourth quarter ended December 31, 2021.  The results represent 29 consecutive years of comparable stores sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

O’Reilly’s CEO and Co-President, Greg Johnson, commented, “We are very pleased to once again report an extremely strong quarter, highlighted by 14.5% growth in comparable store sales and a 41% increase in diluted earnings per share.  This incredible performance in the fourth quarter caps a tremendous year for our Company, a year in which we delivered the best financial results in our Company’s history, after setting the same records in 2020.  Our full-year 2021 comparable store sales growth of 13.3%, on top of our strong 2020 performance, represents a two-year stack of 24.2% and is a testament to our Team’s unrelenting dedication to our customers.  These accomplishments are all the more impressive in light of the extremely difficult challenges our Team has faced the past two years, and I am extremely grateful for Team O’Reilly’s commitment to meeting the critical needs of our customers during the pandemic.”

Sales for the fourth quarter ended December 31, 2021, increased $463 million, or 16%, to $3.29 billion from $2.83 billion for the same period one year ago.  Gross profit for the fourth quarter increased 18% to $1.73 billion (or 52.7% of sales) from $1.47 billion (or 52.0% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 13% to $1.06 billion (or 32.2% of sales) from $938 million (or 33.2% of sales) for the same period one year ago.  Operating income for the fourth quarter increased 27% to $676 million (or 20.5% of sales) from $534 million (or 18.9% of sales) for the same period one year ago.

Net income for the fourth quarter ended December 31, 2021, increased $126 million, or 32%, to $519 million (or 15.8% of sales) from $393 million (or 13.9% of sales) for the same period one year ago.  Diluted earnings per common share for the fourth quarter increased 41% to $7.64 on 68 million shares versus $5.40 on 73 million shares for the same period one year ago.

Full-Year Financial Results

Mr. Johnson continued, “Team O’Reilly’s dedication to unsurpassed customer service levels and relentless focus on profitable growth translated our strong top-line performance in 2021 into a record 21.9% operating margin, which exceeded our previous record operating margin by over 100 basis points.  Our full-year diluted earnings per share increased 32% to $31.10, which represents a compounded annual growth rate of 25% over the last three years.  I would like to congratulate Team O’Reilly for exceeding our sales and profitability goals in yet another incredible year and thank each of them for their continued hard work and dedication to our ongoing success.”

Sales for the year ended December 31, 2021, increased $1.72 billion, or 15%, to $13.33 billion from $11.60 billion for the same period one year ago.  Gross profit for the year ended December 31, 2021, increased 15% to $7.02 billion (or 52.7% of sales) from $6.09 billion (or 52.4% of sales) for the same period one year ago.  SG&A for the year ended December 31, 2021, increased 12% to $4.10 billion (or 30.8% of sales) from $3.67 billion (or 31.6% of sales) for the same period one year ago.  Operating income for the year ended December 31, 2021, increased 21% to $2.92 billion (or 21.9% of sales) from $2.42 billion (or 20.8% of sales) for the same period one year ago.

Net income for the year ended December 31, 2021, increased $412 million, or 24%, to $2.16 billion (or 16.2% of sales) from $1.75 billion (or 15.1% of sales) for the same period one year ago.  Diluted earnings per common share for the year ended December 31, 2021, increased 32% to $31.10 on 70 million shares versus $23.53 on 74 million shares for the same period one year ago.

“As we look forward to 2022,” Mr. Johnson continued, “we remain confident in the strength of our Team and our industry, and our 2022 financial guidance reflects our expectations for continued strong customer demand, as well as our planned strategy to further invest in pricing on the professional side of our business.  We continually monitor the competitive landscape in our industry and have been extremely pleased with our ability to grow both our DIY and professional business at record levels over the last two years; however, we believe we have an opportunity to accelerate our professional share gain through targeted competitive adjustments to our pricing strategy.  We have incorporated our expectations for continued robust demand on both sides of our business and the anticipated sales lift from our professional pricing initiative in establishing our 2022 comparable store sales guidance range of 5% to 7%.  Our gross profit and operating profit guidance ranges also reflect the rollout of our professional pricing initiative, which we strongly believe will further solidify our competitive position and drive long-term profitable growth.”

4th Quarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day for the year ended December 31, 2020.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 14.5% for the fourth quarter ended December 31, 2021, on top of 11.2% for the same period one year ago.  Comparable stores sales increased 13.3% for the year ended December 31, 2021, on top of 10.9% for the same period one year ago.

Share Repurchase Program

During the fourth quarter ended December 31, 2021, the Company repurchased 0.7 million shares of its common stock, at an average price per share of $637.15, for a total investment of $469 million.  During the year ended December 31, 2021, the Company repurchased 4.5 million shares of its common stock, at an average price per share of $545.78, for a total investment of $2.48 billion.  Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.3 million shares of its common stock, at an average price per share of $660.23, for a total investment of $215 million.  The Company has repurchased a total of 85.9 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $197.48, for a total aggregate investment of $16.96 billion.  As of the date of this release, the Company had approximately $1.79 billion remaining under its current share repurchase authorizations.

Full-Year 2022 Guidance

The table below outlines the Company’s guidance for selected full-year 2022 financial data:

For the Year Ending
December 31, 2022
Net, new store openings	175 to 185
Comparable store sales	5% to 7%
Total revenue	$14.2 billion to $14.5 billion
Gross profit as a percentage of sales	50.8% to 51.3%
Operating income as a percentage of sales	20.6% to 21.1%
Effective income tax rate	23.2%
Diluted earnings per share (1)	$32.35 to $32.85
Net cash provided by operating activities	$2.1 billion to $2.5 billion
Capital expenditures	$650 million to $750 million
Free cash flow (2)	$1.3 billion to $1.6 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2022
Net cash provided by operating activities		$2,080	to	$2,500
Less:	Capital expenditures	650	to	750
	Excess tax benefit from share-based compensation payments	10	to	20
	Investment in tax credit equity investments	120	to	130
Free cash flow		$1,300	to	$1,600

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 10, 2022, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (847) 619-6397 and the conference call identification number is 50259150.  A replay of the conference call will be available on the Company’s website through Thursday, February 9, 2023.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of December 31, 2021, the Company operated 5,759 stores in 47 U.S. states and 25 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,”

“may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crises; the economy in general; inflation; consumer debt levels; product demand; the market for auto parts; competition; weather; tariffs; availability of key products; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2020, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2021	December 31, 2020
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$362,113	$465,640
Accounts receivable, net	272,562	229,679
Amounts receivable from suppliers	113,112	100,615
Inventory	3,686,383	3,653,195
Other current assets	70,092	50,658
Total current assets	4,504,262	4,499,787

Property and equipment, at cost	6,948,038	6,559,911
Less: accumulated depreciation and amortization	2,734,523	2,464,993
Net property and equipment	4,213,515	4,094,918

Operating lease, right-of-use assets	1,982,478	1,995,127
Goodwill	879,340	881,030
Other assets, net	139,112	125,780
Total assets	$11,718,707	$11,596,642

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,695,312	$4,184,662
Self-insurance reserves	128,794	109,199
Accrued payroll	107,588	88,875
Accrued benefits and withholdings	234,872	242,724
Income taxes payable	—	16,786
Current portion of operating lease liabilities	337,832	322,778
Other current liabilities	370,217	297,393
Total current liabilities	5,874,615	5,262,417

Long-term debt	3,826,978	4,123,217
Operating lease liabilities, less current portion	1,701,757	1,718,691
Deferred income taxes	175,212	155,899
Other liabilities	206,568	196,160

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
67,029,042 as of December 31, 2021, and
71,123,109 as of December 31, 2020	670	711
Additional paid-in capital	1,305,508	1,280,841
Retained deficit	(1,365,802)	(1,139,139)
Accumulated other comprehensive loss	(6,799)	(2,155)
Total shareholders’ (deficit) equity	(66,423)	140,258

Total liabilities and shareholders’ equity (deficit)	$11,718,707	$11,596,642

Note:  The balance sheet at December 31, 2020, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$3,291,493	$2,828,773	$13,327,563	$11,604,493
Cost of goods sold, including warehouse and distribution expenses	1,556,957	1,356,635	6,307,614	5,518,801
Gross profit	1,734,536	1,472,138	7,019,949	6,085,692

Selling, general and administrative expenses	1,058,655	937,866	4,102,781	3,666,356
Operating income	675,881	534,272	2,917,168	2,419,336

Other income (expense):
Interest expense	(34,732)	(38,349)	(144,768)	(161,126)
Interest income	493	599	1,971	2,491
Other, net	2,582	3,407	7,543	5,704
Total other expense	(31,657)	(34,343)	(135,254)	(152,931)

Income before income taxes	644,224	499,929	2,781,914	2,266,405
Provision for income taxes	125,251	106,984	617,229	514,103
Net income	$518,973	$392,945	$2,164,685	$1,752,302

Earnings per share-basic:
Earnings per share	$7.71	$5.45	$31.39	$23.74
Weighted-average common shares outstanding – basic	67,300	72,143	68,967	73,817

Earnings per share-assuming dilution:
Earnings per share	$7.64	$5.40	$31.10	$23.53
Weighted-average common shares outstanding – assuming dilution	67,928	72,771	69,611	74,462

Note: The income statement for the year ended December 31, 2020, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2021	2020
	(Unaudited)	(Note)
Operating activities:
Net income	$2,164,685	$1,752,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	328,217	314,635
Amortization of debt discount and issuance costs	4,388	4,580
Deferred income taxes	20,383	12,381
Share-based compensation programs	24,656	22,747
Other	2,128	4,686
Changes in operating assets and liabilities:
Accounts receivable	(47,427)	(20,515)
Inventory	(32,634)	(198,864)
Accounts payable	510,911	580,608
Income taxes payable	152,339	197,739
Other	79,664	166,304
Net cash provided by operating activities	3,207,310	2,836,603

Investing activities:
Purchases of property and equipment	(442,853)	(465,579)
Proceeds from sale of property and equipment	9,494	15,770
Investment in tax credit equity investments	(180,333)	(164,111)
Other	(1,928)	(975)
Net cash used in investing activities	(615,620)	(614,895)

Financing activities:
Proceeds from borrowings on revolving credit facility	—	1,162,000
Payments on revolving credit facility	—	(1,423,000)
Proceeds from the issuance of long-term debt	—	997,515
Principal payments on long-term debt	(300,000)	(500,000)
Payment of debt issuance costs	(3,412)	(7,929)
Repurchases of common stock	(2,476,048)	(2,087,194)
Net proceeds from issuance of common stock	84,915	62,284
Other	(313)	(253)
Net cash used in financing activities	(2,694,858)	(1,796,577)

Effect of exchange rate changes on cash	(359)	103
Net (decrease) increase in cash and cash equivalents	(103,527)	425,234
Cash and cash equivalents at beginning of the period	465,640	40,406
Cash and cash equivalents at end of the period	$362,113	$465,640

Supplemental disclosures of cash flow information:
Income taxes paid	$450,935	$305,087
Interest paid, net of capitalized interest	144,293	159,717

Note: The cash flow statement for the year ended December 31, 2020, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Year Ended
		December 31,
Adjusted Debt to EBITDAR:		2021	2020
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,826,978	$4,123,217
Add:	Letters of credit	83,985	66,427
	Discount on senior notes	4,360	5,071
	Debt issuance costs	18,662	21,712
	Six-times rent expense	2,232,132	2,125,896
Adjusted debt		$6,166,117	$6,342,323

GAAP net income		$2,164,685	$1,752,302
Add:	Interest expense	144,768	161,126
	Provision for income taxes	617,229	514,103
	Depreciation and amortization	328,217	314,635
	Share-based compensation expense	24,656	22,747
	Rent expense (i)	372,022	354,316
EBITDAR		$3,651,577	$3,119,229

Adjusted debt to EBITDAR		1.69	2.03

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the year ended December 31, 2021 and 2020 (in thousands):

Total lease cost, per ASC 842, for the year ended December 31, 2021		$443,484
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2021	71,462
Rent expense for the year ended December 31, 2021		$372,022

Total lease cost, per ASC 842, for the year ended December 31, 2020		$420,365
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2020	66,049
Rent expense for the year ended December 31, 2020		$354,316

	December 31,
	2021	2020
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.5
Average inventory per store (in thousands) (2)	$637	$650
Accounts payable to inventory (3)	127.4%	114.5%

		For the Three Months Ended		For the Year Ended
		December 31,		December 31,
		2021	2020	2021	2020
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$641,983	$487,474	$3,207,310	$2,836,603
Less:	Capital expenditures	102,166	102,154	442,853	465,579
	Excess tax benefit from share-based compensation payments	6,246	2,132	35,202	16,918
	Investment in tax credit equity investments	178,538	68,819	180,333	164,111
Free cash flow		$355,033	$314,369	$2,548,922	$2,189,995

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Store Count:
Beginning domestic store count	5,740	5,592	5,594	5,439
New stores opened	19	5	167	167
Stores closed	—	(3)	(2)	(12)
Ending domestic store count	5,759	5,594	5,759	5,594

Mexico stores	25	22	25	22
Ending total store count	5,784	5,616	5,784	5,616

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Store and Team Member Information: (4)
Total employment	81,123	76,257
Square footage (in thousands)	43,185	41,668
Sales per weighted-average square foot (5)	$74.96	$66.70	$307.37	$276.96
Sales per weighted-average store (in thousands) (6)	$562	$497	$2,298	$2,057

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.